Evolution Petroleum Announces Appointment of Myra Coleman Bierria to its Board of Directors

HOUSTON, TX / ACCESSWIRE / September 12, 2022 / Evolution Petroleum Corporation (NYSE American:EPM) ("Evolution" or the "Company") today announced the appointment of Myra Coleman Bierria to the Company's Board of Directors (the "Board"), effective September 8, 2022.

Ms. Bierria is an experienced attorney in the areas of corporate governance, securities law, and management of public company board of directors’ matters. She was appointed in 2016 and currently serves as the Vice President and Corporate Secretary for Southern Company, a holding company for electric operating companies in three states and natural gas distribution companies in four states, mainly in the southern United States. Ms. Bierria was previously the Vice President and Corporate Secretary for Southern Company Gas (formally AGL Resources Inc.), an energy services holding company for Southern Company’s natural gas distribution companies. She also previously served as a business and technology attorney at Brobeck, Phleger & Harrison LLP where she specialized in securities offerings, venture capital transactions, and general corporate matters. Ms. Bierria holds a JD from Georgetown University Law Center and BA from the University of California at Berkeley and is a member of the New York State Bar.

Robert Herlin, Chairman of the Board, commented “We are very pleased to welcome Myra to our Board with her decades of experience in energy and her extensive legal, corporate governance, and shareholder services background. Myra’s addition brings our Board to an expanded six members and provides us with a needed skillset that will enhance the Board’s effectiveness as we continue to focus on maximizing total shareholder return. Myra will chair our recently formed Sustainability Committee and serve on our Nominating and Corporate Governance Committee, and we look forward to benefitting from her guidance and experience.”

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total returns to its shareholders through the ownership of and investment in onshore oil and natural gas properties in the United States. The Company's long-term goal is to maximize total shareholder return from a diversified portfolio of long-life oil and natural gas properties built through acquisition and through selective development, production enhancement, and other exploitation efforts on its oil and natural gas properties. Properties include non-operated interests in the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana, a CO2 enhanced oil recovery project; non-operated interests in the Hamilton Dome Field located in Hot Springs County, Wyoming, a secondary recovery field utilizing water injection wells to pressurize the reservoir; non-operated interests in the Barnett Shale located in North Texas, a natural gas producing shale reservoir; non-operated interests in the Williston Basin in North Dakota, a producing oil and natural gas reservoir; non-operated interests in the Jonah Field in Sublette County, Wyoming; and small overriding royalty interests in four onshore Texas wells. Additional information, including the Company's annual report on Form 10-K and its quarterly reports on Form 10-Q, is available on its website at http://www.evolutionpetroleum.com.

Company Contacts:

Kelly Loyd, Interim President and Chief Executive Officer

Ryan Stash, Senior Vice President & Chief Financial Officer

(713) 935-0122

KLoyd@evolutionpetroleum.com

RStash@evolutionpetroleum.com